UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2012

Princeton Security Technologies, Inc.

(Exact name of Registrant as specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-141482 (Commission File Number)	20-5506885 (IRS Employer Identification No.)
303C College Road, Princeton, New Jersey (Address of Principal Executive Offices)		08540 (Zip Code)
Registrant’s telephone number, including area code: (609) 924-7310

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 24, 2012, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 13, 2012, by and among Princeton Security Technologies, Inc., a Nevada corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and PLMR Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation (the “Merger”). Upon completion of the Merger (the “Effective Time”), the Company became a wholly-owned subsidiary of Parent.  The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved by the Company’s stockholders by action taken by written consent on June 13, 2012.

At the Effective Time and as a result of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or by the Company or any of the Company’s subsidiaries) was converted into the right to receive $0.89 in cash, without interest (the “Merger Consideration”) and all such shares of Common Stock were automatically cancelled and retired and ceased to exist.  Additionally, at the Effective Time, each outstanding option to purchase shares of Common Stock issued under the Company’s equity incentive plan, whether such option was vested or unvested, was cancelled without the payment of any additional consideration.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is included as Exhibit 2.1 hereto and incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. As of the Effective Time, holders of Common Stock that were issued and outstanding prior to the Effective Time cease to have any rights with respect to such securities (other than their right to receive the Merger Consideration), and they do not have any interest in the Company’s future earnings or growth.

Item 5.01 Changes in Control of Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.  Upon the closing of the Merger on July 24, 2012, a change in control of the Company occurred, and the Company is now a wholly-owned subsidiary of Parent.  The aggregate purchase price paid by Parent in connection with the Merger was approximately $13 million plus related transaction fees and expenses.  The source of funds for the Merger consisted of existing cash resources of Parent.  There are no arrangements or understandings between the Company and Parent with respect to the election of directors or other matters other than as set forth in the Merger Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Items 2.01 and 5.01 of this Current Report on Form 8-K are incorporated herein by reference.  In connection with the consummation of the Merger, Juhani Taskinen and David Brown resigned from the Company’s board of directors (the “Board”), and any committee thereof, effective at the Effective Time.  Pursuant to the terms of the Merger Agreement, at the Effective Time, the size of the Board was reduced to one member and Seth H. Hoogasian became the Company’s sole director.   In addition, at the Effective Time, the officers of Merger Sub became the officers of the Company.  As a result, Juhani Taskinen and Trupti Mehta ceased to serve as the Company’s principal executive officer and principal financial officers, respectively, and Seth Hoogasian was appointed as president of the Company.  Mr. Hoogasian also serves in various capacities at Thermo Fisher Scientific, including as Secretary since 2001 and General Counsel since 1992.  There are no understandings, arrangements, contracts or plans (compensatory or otherwise) between the Company and Mr. Hoogasian.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number                 Description

2.1
Agreement and Plan of Merger, dated as of June 13, 2012, by and among Thermo Fisher Scientific Inc., PLMR Inc. and Princeton Security Technologies, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on June 13, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2012	PRINCETON SECURITY TECHNOLOGIES, INC. By: /s/ Seth Hoogasian Name: Seth Hoogasian Title: President